                                                                    Exhibit 11.1
                     HARCOURT GENERAL, INC. AND SUBSIDIARIES
                                OCTOBER 31, 1997

    COMPUTATION OF AVERAGE NUMBER OF SHARES OUTSTANDING USED IN DETERMINING
                  PRIMARY AND FULLY DILUTED EARNINGS PER SHARE


(In thousands)                                                                     1997              1996             1995
-----------------------------------------------------------------------------------------------------------------------------

Net Earnings (Loss)                                                          $(115,122)          $190,851         $165,883
Less Preferred Dividends                                                          (944)               -                -
                                                                             ---------           --------         --------
Net Earnings (Loss) for Calculation of
 Earnings Per Share                                                          $(116,066)          $190,851         $165,883
                                                                             =========           ========         ========

PRIMARY

1.       Weighted average number of
         Common shares outstanding                                              70,812             71,277           75,006

2.       Assumed conversion of Series A
         Cumulative Convertible Preferred Stock                                      -              1,292            1,480

3.       Assumed exercise of certain stock
         options based on average market value
         during the year                                                             -                201              278
                                                                             ---------           --------         --------

4.       Weighted average number of shares used
         in primary per share computations                                      70,812             72,770           76,764
                                                                             =============================================

FULLY DILUTED (A)

1.       Weighted average number of
         Common shares outstanding                                              70,812             71,277           75,006

2.       Assumed exercise of Series A
         Cumulative Convertible Preferred Stock                                   -                 1,292            1,480

3.       Assumed exercise of certain stock
         options based on market value
         at October 31                                                            -                   202              291
                                                                             ---------           --------         --------

4.       Weighted average number of shares used
         in primary per share computations                                      70,812             72,771           76,777
                                                                             =============================================



(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.